Exhibit 2.4

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INTEGRATED DEVICE TECHNOLOGY, INC.

AND

NETLOGIC MICROSYSTEMS, INC.

DATED AS OF APRIL 30, 2009

i

5.2 Notification of Certain Matters	22
5.3 Investigation by Buyer; Confidentiality	23
5.4 Conduct of Business	23
5.5 Employee Matters	24
5.6 Non-Solicitation	25
5.7 Tax Matters	26
5.8 Withholding Exemption	26
5.9 Litigation Support	26
5.10 HSR Act	27
5.11 Performance by Affiliates	28
5.12 Cross-Licenses	28
5.13 Exclusivity	28
5.14 Further Assurances; Further Documents	28
5.15 Audited Financial Statements	29
ARTICLE VI. CONDITIONS TO SELLER’S OBLIGATIONS	30
6.1 Representations, Warranties and Covenants	30
6.2 Regulatory Compliance and Approval	30
6.3 No Actions or Court Orders	30
6.4 Delivery of Cash Consideration	30
6.5 Execution and Delivery of Ancillary Agreements	30
6.6 Officer’s Certificate	31
ARTICLE VII. CONDITIONS TO BUYER’S OBLIGATIONS	31
7.1 Representations, Warranties and Covenants	31
7.2 Regulatory Compliance and Approval	31
7.3 No Actions or Court Orders	32
7.4 Conveyance Documents	32
7.5 Execution and Delivery of Additional Ancillary Agreements	32
7.6 Material Adverse Change	33
7.7 Officer’s Certificate	33
7.8 Financial Statements	33
ARTICLE VIII. RISK OF LOSS; CONSENTS TO ASSIGNMENT	33
8.1 Risk of Loss	33
8.2 Further Actions	33
8.3 Consents to Assignment	34
ARTICLE IX. ACTIONS BY SELLER AND BUYER	34
9.1 Books and Records	34
9.2 Survival of Representations, Warranties and Covenants	34
9.3 Bulk Sales	35
9.4 Post-Closing Pricing of Products	35
9.5 No Set-off	35
ARTICLE X. MISCELLANEOUS	35
10.1 Termination	35
10.2 Assignment	36
10.3 Notices	37
10.4 Choice of Law	37
10.5 Entire Agreement; Amendments and Waivers	38

ii

10.6 Multiple Counterparts	38
10.7 Expenses	38
10.8 Severability	38
10.9 Titles; Gender	38
10.10 Public Statements and Press Releases	38
10.11 No Third Party Beneficiaries	39
10.12 Disclosure Schedules	39
10.13 Cumulative Remedies	39
10.14 Service of Process	39
10.15 Arbitration	39
10.16 Waiver of Jury Trial	40
10.17 Interpretation; Rules of Construction	40
10.18 Knowledge	40
10.19 Time is of the Essence	40

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment of Patents
Exhibit D	Cross-License Agreement
Exhibit E	Non-Competition Agreement
Exhibit F	Transitional Supply Agreement

Disclosure Schedules

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 30 day of April, 2009, by and between Integrated Device Technology, Inc., a Delaware corporation (“Seller”), and NetLogic Microsystems, Inc., a Delaware corporation (“Buyer”).

RECITALS

A. Seller, directly and through certain of its affiliates, owns all rights in the Products (as defined below).

B. Buyer and its affiliates desire to purchase and assume from Seller, and Seller desires to sell, transfer and assign to Buyer and it affiliates, the Assets and Assumed Liabilities upon the terms and subject to the conditions specified in this Agreement (the “Acquisition”).

C. To the extent required, the respective Boards of Directors of Buyer and Seller have approved and declared advisable this Agreement and the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller related to the Products and the full benefit of all security for such accounts or rights to payments, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller with respect thereto, (b) all other accounts or notes receivable of Seller related to the Products and (c) any claims, remedy or other rights related to any of the foregoing.

“Action” shall mean any action, claim, suit, writ, litigation, proceeding, labor dispute, mediation, arbitration, governmental audit, inquiry, criminal prosecution, hearing, investigation or unfair labor practice charge or complaint commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Ancillary Agreements” shall mean the Cross-License Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Patents, the Mutual Confidentiality Agreement, the Non-Competition Agreement, the Transitional Supply Agreement and the Note Documents.

“Assets” shall mean all of the right, title and interest of Seller and its affiliates in the Products, the Intellectual Property Rights specifically listed on Schedule 1.1(c) and to the following assets, exclusively related to, exclusively used in or exclusively dedicated to the Products, but not including the Excluded Assets, as of the Closing Date:

(a) all rights of Seller and its affiliates under the Contracts specifically listed on Schedule 1.1(a) (the “Assumed Contracts”);

(b) all Fixtures and Equipment specifically listed on Schedule 1.1(b);

(c) all Inventory;

(d) all Books and Records;

(e) all Software and other Technology specifically listed on Schedule 1.1(d);

(f) all other Technology exclusively related to, exclusively used in or exclusively dedicated to the Products;

(g) all claims, counterclaims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with Products delivered by Seller on or prior to the Closing Date; and

(h) any and all goodwill related exclusively to the Products or any of the foregoing, but not including any goodwill related to the name of Seller generally.

“Base Inventory Value” shall mean $10,000,000.

“Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which:

(a) (1) is not an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, an “employee pension benefit plan” as defined in Section 3(2) of ERISA, or a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any Liability, and (3) covers any Product Employee or former Product Employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities); or

(b) any plan covering Product Employees or former Product Employees of any foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Books and Records” shall mean original or true copies of the following: (a) all product, business and marketing plans and studies, sales and advertising and promotional literature, creative materials and artwork exclusively relating to the Products, (b) all books, records (including customer, supplier and purchasing records), invoices, lists (including customer, supplier and distributor lists), documents, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals, management information systems (including related computer software) and operating records of every kind exclusively relating to the Products, and (c) all telephone and fax numbers exclusively relating to the Products, in each case whether maintained as hard copy or stored in computer memory and whether owned by Seller or its affiliates; provided, however, that to the extent that any such materials relate both to or arise from or are used in connection with the Products as well as the Retained Business, or any such information is commingled with information used regarding the Retained Business, Seller will provide to Buyer a copy of the applicable portion of such materials and information as applicable to the Products and grant Buyer the right to use such materials and information (provided such use and licenses to use are not in violation of or otherwise inconsistent with the terms of the Cross-License Agreement).

“Buyer Financial Statements” shall mean the audited consolidated balance sheets dated December 31, 2008 and December 31, 2007, and the related audited consolidated statements of operations and cash flow for the years then ended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Contract” shall mean any agreement, contract, note, loan, mortgage, evidence of indebtedness, purchase order, letter of credit, indenture, lease, sublease, security or pledge agreement, franchise agreement, covenant not to compete, license, sublicense, instrument, obligation or commitment to which Seller is a party or is bound and which exclusively relates to the Products, whether oral or written.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or Governmental Authority that is binding on any Person or its property under applicable law.

“CPA Firm” shall mean PricewaterhouseCoopers LLP or such other firm of independent certified public accountants as to which Seller and Buyer shall mutually agree.

“Default” shall mean (a) a material breach of or material default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, cancellation, renegotiation or acceleration, or the modification of the terms or conditions, under any Contract.

“Disclosure Schedules” shall mean the Schedules of Seller and Buyer attached to this Agreement.

“Encumbrance” shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, easement, or other similar restriction or third party right, including any right of first refusal, and other than any licenses of Intellectual Property Rights and any Permitted Encumbrances.

“Excluded Assets” notwithstanding any other provision of this Agreement, shall mean the assets of Seller and its affiliates other than the Assets, which assets are not to be acquired by Buyer hereunder, including but not limited to the following:

(a) all cash, bank accounts, certificates of deposit and other cash equivalents;

(b) all Accounts Receivable with third parties in connection with the Products shipped and invoiced prior to the Closing;

(c) all Permits and insurance policies and any rights, claims or choses in action under such Permits and insurance policies;

(d) all Tax refunds and credits;

(e) all Intellectual Property Rights and Technology other than the Intellectual Property Rights and Technology specifically listed on Schedules 1.1(c) or 1.1(d) or otherwise included in the Asset definition;

(f) all Fixtures and Equipment other than Fixtures and Equipment specifically listed on Schedule 1.1(b);

(g) all inventory other than the Inventory;

(h) any agreement, contract, note, loan, mortgage, evidence of indebtedness, purchase order, letter of credit, indenture, lease, sublease, security or pledge agreement, franchise agreement, covenant not to compete, license, sublicense, instrument, obligation or commitment to which Seller is a party or is bound, whether oral or written, other than the Contracts;

(i) all interests in real property;

(j) Assets and Contracts relating to any Benefit Arrangement, except as expressly provided in Section 5.5;

(k) all assets and other rights sold or otherwise transferred or disposed of between the date of this Agreement and the Closing not in violation of the terms of this Agreement and the Ancillary Agreements;

(l) all books, records and other information prepared by Seller and its affiliates in connection with the transactions contemplated hereby;

(m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person to the extent arising from or related to the Excluded Liabilities; and

(n) all rights of Seller and its affiliates under this Agreement and the Ancillary Agreements.

“Fixtures and Equipment” shall mean all of the machinery, computer hardware, spare parts, supplies, equipment, tooling, patterns, dies and other tangible personal property owned by Seller or its affiliates and used exclusively in connection with or exclusively related to the Products, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing Seller’s financial statements.

“Governmental Authority” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, board, bureau, official, ministry, organization, unit, body or entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (a) any obligation for borrowed money, including, without limitation, any obligation for accrued and unpaid interest thereon and any prepayment or other penalties or premiums, (b) any capitalized lease obligations (as determined in accordance with GAAP), (c) any reimbursement obligations in respect of letters of credit and (d) all guarantees issued in respect of obligations of any other Person of the type described in clauses (a) through (c).

“Intellectual Property Rights” shall mean all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) United States and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, and (h) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Inventory” shall mean all inventory of the Products held for resale and all raw materials, work in process, finished products, wrapping, supply and packaging items and substantially similar items with respect thereto, in each case wherever the same may be located, exclusively related to, exclusively used in or exclusively dedicated to the Products, in each case as of the Closing Date and in each case for which legal title and ownership resides with Seller, except to the extent included in Excluded Assets or specifically listed in Schedule 1.1(b).

“Laws” shall mean any constitutions, laws, statutes, ordinances, or directives, regulations, rules, notice requirements, edicts, decrees, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency or guaranty or endorsement of or by any Person of any type, whether known or unknown, disputed or undisputed, secured or unsecured, due or to become due, vested or unvested, liquidated or unliquidated, accrued, absolute, contingent, matured or unmatured, whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Change” or “Material Adverse Effect” shall mean any event, effect, circumstances or change that, individually or together with other events, effects, circumstances or changes, is or would reasonably be expected to be materially adverse to the condition of the Assets; provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not be deemed to include the impact of any events, effects, circumstances or changes that (A) affect the general economic conditions in the United States, which do not disproportionately affect the Assets in any material respect; (B) affect generally the semiconductor industry but that do not have a disproportionate effect on the Assets in any material respect; (C) result from the announcement of the Acquisition or the pendency of the transactions contemplated hereby; (D) result from the performance by Seller of its obligations under this Agreement and the Ancillary Agreements; or (E) result from changes in applicable Law or in GAAP effected after the date of this Agreement.

“Mutual Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated April 14, 2009, by and between Buyer and Seller.

“Note Documents” shall mean the Senior Secured Promissory Note (the “Promissory Note”) and the Security Agreement (the “Security Agreement”) each in the forms mutually agreed by Buyer and Seller and delivered by Seller to Buyer as of the date hereof.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, registrations, waivers, exemptions, qualifications, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past or present conduct of, or relating to the Assets.

“Permitted Encumbrances” shall mean (i) the mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens, including all statutory liens, arising or incurred in the ordinary course of business, (ii) liens for Taxes, assessments and other governmental charges which are not due and payable or, if due, either (A) not delinquent or (B) being contested in good faith, (iii) protective filings related to operating leases with third parties entered into in the ordinary course of business, and (iv) liens that do not materially affect the ownership, value or use of the underlying Asset for the purpose it is being utilized by Seller or its affiliates on the Closing Date.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or organization of any kind or Governmental Authority.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Product Employees” shall mean those employees of Seller or its affiliates whose employment exclusively relates to the Products.

“Products” shall mean Seller’s network search engines, search accelerators, route accelerators, and proprietary Cisco search engines as specifically listed on Schedule 1.1(e).

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Representative” shall mean any officer, director, principal, attorney, agent, employee, accountant, advisor or other representative.

“Retained Business” shall mean any and all business conducted by Seller and its affiliates that is not exclusively related to the Products or the Assets.

“Software” shall mean computer software, programs and databases in any form, including web content, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

“Tax” shall mean any federal, state, local or foreign tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any interest, penalties and additions imposed by a Governmental Authority in connection therewith.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, test vectors, netlists, databases, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Transfer Taxes” shall mean all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby.

1.2 Other Defined Terms. Capitalized terms not defined in Section 1.1 above shall have the meanings set forth in the applicable Sections of the Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other place as shall be mutually agreeable to the parties hereto, as soon as practicable thereafter, but in any event within two (2) business days, upon the satisfaction or (to the extent permitted) waiver of the latest to occur of the conditions to the Closing set forth in Articles VI and VII hereof (other than the conditions to be satisfied at the Closing) or such other date as shall be mutually agreeable to the parties hereto (the “Closing Date”).

2.2 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller and its affiliates will sell, convey, transfer, assign and deliver to Buyer and its affiliates, and Buyer and its affiliates will acquire from Seller and its affiliates, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, the Excluded Assets are not part of the sale and purchase contemplated hereunder and shall remain the property of Seller.

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):

(a) All Liabilities arising after the Closing Date under the Assumed Contracts (but not including any Liability for any Default under any Assumed Contract occurring on or prior to the Closing Date); provided that, as of the date such Assumed Contract is assigned to Buyer, Seller is not in Default under such Assumed Contract, or any such Default has been cured, and Seller has paid or adequately provided for payment of all obligations under such Assumed Contract that are due and payable as of the Closing Date;

(b) Liabilities for Product warranty claims other than Liabilities for Product warranty claims (i) set forth on Schedule 2.3(b) and (ii) made in writing for Products shipped before Closing which, individually or in the aggregate, exceed $500,000, in which case Seller shall be responsible for the entire amount of such claims;

(c) Liabilities that are to be assumed by Buyer in respect of any Transferred Employees pursuant to Section 5.5; and

(d) Liabilities in respect of Taxes that are specifically allocated to Buyer pursuant to Section 2.10 and Section 5.7(b).

2.4 Excluded Liabilities. Notwithstanding any other provisions of this Agreement and the Ancillary Agreements, except for the Assumed Liabilities expressly specified in Section 2.3, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller or its affiliates, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a) except as specifically provided in Section 5.5, any Liability to or in respect of any employees or former employees of Seller or its affiliates, including, (i) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment agreement, whether or not written, between Seller or its affiliates and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between Seller and such Person, (ii) any Liability under any Benefit Arrangement at any time maintained, contributed to or required to be contributed to by or with respect to Seller or its affiliates or under which Seller or its affiliates may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liabilities with respect to Seller’s or its affiliates’ withdrawal or partial withdrawal from or termination of any Benefit Arrangement, (iii) any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iv) any Liability of Seller or its affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (v) except as set forth in Section 2.3, any Liability of Seller or its affiliates for payroll obligations and/or severance and/or paid time and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of Seller or its affiliates, and (vi) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(b) any Liability for Taxes of Seller (including Seller’s Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign tax law), other than Transfer Taxes and Property Taxes that are specifically allocated to Buyer pursuant to Section 2.10 and Section 5.7(b);

(c) any Liability of Seller arising out of or related to any Action asserted on or prior to the Closing Date against Seller, or against or in respect of any Asset, or the basis of which shall have arisen on or prior to the Closing Date;

(d) any Liability of any Subsidiary owed to Seller;

(e) any Liability of Seller arising out of or relating to the ownership, operation or possession of the Assets prior to Closing, including without limitation any claims, obligations, rebates or litigation arising out of or relating to events or conditions occurring prior to Closing or Products sold by Seller prior to Closing;

(f) any Liability of Seller that arises out of or relates to any Excluded Asset;

(g) any Liability to the extent arising from or as a result of the conduct of the Retained Business by Seller or any of its Subsidiaries or affiliates;

(h) any Indebtedness of Seller, or any of its Subsidiaries and affiliates; and

(i) any Liabilities of Seller under or with respect to any Contract of Seller other than an Assumed Contracts.

2.5 Assumption of Assumed Contracts. Effective upon the Closing, the Assumed Contracts shall be assigned by Seller to Buyer on the following terms and conditions:

(a) At the Closing, Seller shall assign to Buyer all of Seller’s rights, and Buyer shall agree to assume all of the Assumed Liabilities (which have not been waived or excused prior to the Closing Date), under each of the Assumed Contracts. On Schedule 1.1(a), each Assumed Contract is identified by the date of the Assumed Contract and the other Person(s) party to such Assumed Contract(s). To the extent any such information set forth on Schedule 1.1(a) is later determined by Seller to be inaccurate in any material respect, Seller shall promptly notify Buyer of any such inaccuracy.

(b) If there exists on the Closing Date any Default under any Assumed Contract, Seller shall be responsible for the payment of any and all amounts necessary to cure such Default as a condition to the Closing.

2.6 Purchase Price. The purchase price in respect of the purchase and sale transactions hereunder (the “Purchase Price”) shall be (a) the sum of (i) an amount in cash equal to Ninety Million Dollars ($90,000,000) plus (ii) the Base Inventory Value, and (b) the assumption of the Assumed Liabilities; provided that the Base Inventory Value shall be subject to adjustment pursuant to Section 2.8.

2.7 Closing Date Payment. Upon the terms and subject to the conditions contained herein, on the Closing Date, at Buyer’s sole option (a) (i) Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated by Seller, cash in U.S. dollars in an aggregate amount equal to the sum of Sixty Million Dollars ($60,000,000) plus the Base Inventory Value, and (ii) Buyer shall execute and deliver to Seller the Promissory Note in the principal amount of Thirty Million Dollars ($30,000,000); provided, however, to the extent Buyer receives any gross proceeds from any financing, whether debt, equity or similar arrangement, then the amount available to be paid by any Promissory Note provided for in (a)(ii) shall be reduced dollar for dollar by the aggregate proceeds from such financing such that the Buyer shall pay the reduced amount in cash in U.S. dollars, or (b) Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated by Seller, cash in U.S. dollars in an aggregate amount equal to Ninety Million Dollars ($90,000,000) plus the Base Inventory Value. The aggregate payment by Buyer in the event of either of clause (a) (i) or (b) shall be referred to herein as the “Cash Closing Payment.”

2.8 Inventory Purchase Price Adjustment.

(a) Within 45 days following the Closing Date, Seller shall deliver to Buyer a statement (the “Seller’s Calculation”) setting forth the value of the Inventory, as of the Closing Date (the “Closing Inventory Value”) determined in conformity with GAAP on a standard cost basis, using ending fiscal year 2009 standard costs of Seller, and in conformity with the valuation standard set forth in Section 3.13. Notwithstanding the foregoing, (i) the certain TCAM4 parts that are affected by the “read-after-lookup” issue, specifically the TCAM4 parts with the part number 75H652BSxxxAT, will not be included in the Closing Inventory Value; (ii) the certain modified TCAM4 part that is not affected by the “read-after-lookup” issue, specifically part number 75H652CSxxxAT, shall be included in the Closing Inventory Value in an amount not to exceed $600,000; and (iii) the certain TCAM3CR part, part number 75H7B0A1SxxxRN, shall be included in the Closing Inventory Value in an amount not to exceed $600,000.

(b) If Buyer disagrees with the Seller’s Calculation, Buyer may, within 15 days after delivery of the Seller’s Calculation, deliver a notice (the “Buyer’s Objection”) to Seller disagreeing with the Seller’s Calculation and specifying, in reasonable detail (i) Buyer’s calculation of the Closing Inventory Value and (ii) Buyer’s grounds for such disagreement.

(c) If a Buyer’s Objection is duly delivered pursuant to Section 2.8(b), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable efforts to reach agreement on the Closing Inventory Value. If they are unable to reach such agreement during such period, the parties shall promptly engage the CPA Firm to review promptly the Inventory for the purpose of calculating the Closing Inventory Value. In making such calculation, the CPA Firm shall determine the Closing Inventory Value. The CPA Firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation of the Closing Inventory Valuation. Such report shall be final and binding upon Buyer and Seller (absent manifest error). The cost of the CPA Firm shall be borne equally by Buyer and Seller.

(d) Buyer and Seller each agree to reasonably cooperate and assist in the determination of the Closing Inventory Value under this Section 2.8, including by making available to the other party and its representatives, to the extent reasonably requested, reasonable access to books, records, work papers, personnel and representatives in connection with such other party’s preparation and review of the closing statement.

(e) If the Final Inventory Value (as defined below) is less than the Base Inventory Value, the parties shall reduce, as an adjustment to the Purchase Price, the principal amount of the Promissory Note by the amount by which the Final Inventory Value is less than the Base Inventory Value, such reduction to be effective as of the date of the determination of the Final Inventory Value, and in accordance with Section 2.4 of the Promissory Note. If the Final Inventory Value is greater than the Base Inventory Value, Buyer shall pay to Seller, as an adjustment to the Purchase Price, the amount by which the Final Inventory Value is greater than the Base Inventory Value; provided, however, that if the amount by which the Final Inventory Value exceeds the Base Inventory Value is greater than Two Million Dollars ($2,000,000), Inventory with a value exceeding such $2,000,000 shall be purchased by Buyer from Seller in Buyer’s ordinary course of business and the value of such Inventory amount that exceeds such $2,000,000 shall not otherwise be payable by Buyer pursuant to Section 2.8(f). “Final Inventory Value” means the Closing Inventory Value (i) as shown in the Seller’s Calculation if no Buyer’s Objection is duly delivered to Seller in compliance with Section 2.8(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the CPA Firm’s calculation delivered pursuant to Section 2.8(c).

(f) Subject to Section 2.8(e), any payment obligation of Buyer pursuant to this Section 2.8 shall be made at a mutually convenient time and place, within five (5) business days after the determination of the Final Inventory Value, by Buyer’s delivery by wire transfer of immediately available funds to such account or accounts as may be designated by Seller.

2.9 Purchase Price Allocation.

(a) The Purchase Price (including Assumed Liabilities to the extent properly taken into account under applicable Tax Law), shall be allocated among the Assets in a reasonable manner consistent with Section 1060 of the Code and the IRS regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”); provided that $1,000 of the Purchase Price shall be allocated to the reasonable value of tangible property used to transfer intangible property included in the Assets from Seller to Buyer in accordance with California Revenue and Taxation Code Section 6012(c)(10); provided further that, in the event Seller and Buyer are unable to mutually agree upon a Purchase Price allocation prior to the Closing, Buyer’s proposed allocation of the Purchase Price shall be conclusive and shall constitute the Allocation.

(b) Buyer and Seller agree to file all Tax Returns consistent with the Allocation (including filing IRS Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date).

2.10 Closing Costs; Transfer Taxes and Fees. Buyer shall be responsible for any Transfer Taxes. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments. Buyer shall pay all costs of applying for new Permits.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except as set forth on the Disclosure Schedules, which exceptions shall be deemed to be exceptions to the representations and warranties hereunder.

3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with requisite corporate power and authority to own, license, lease and operate the Assets.

3.2 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements the Ancillary Agreements will be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No vote or approval of the stockholders of Seller is required to approve this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.3 Assets. Seller has and will transfer good and transferable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. All tangible assets and properties which are part of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practice.

3.4 Contracts and Commitments. Each Assumed Contract identified on Schedule 1.1(a) is in full force and effect and to Seller’s Knowledge is enforceable against each party thereto in accordance with the express terms thereof. With respect to each Assumed Contract, Seller has not (and to the Seller’s Knowledge no other Person has) materially breached or materially violated or Defaulted under such Assumed Contract and there has not been any event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or Default thereunder on the part of Seller, or to the Seller’s Knowledge, any other party thereto. There are no material disputes pending or to the Seller’s Knowledge threatened under any Assumed Contract. Except as set forth in Schedule 3.4, the Assumed Contracts identified on Schedule 1.1(a) are all the material contracts exclusively related to the Products. Seller has made available to Buyer true and complete copies of all Assumed Contracts.

3.5 Consents and Approvals. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or Permit from, any Government Authority is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

3.6 No Conflict or Violation. Except as set forth in Schedule 3.6, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, modification or acceleration of any obligation or in a loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any Law or Court Order, (d) impose any Encumbrance on the Assets, except in the case of each of clauses (a), (b), (c) and (d) above, for such violations, defaults, terminations, accelerations or creations of Encumbrances which in the aggregate would not have a Material Adverse Effect.

3.7 Litigation. Except as set forth on Schedule 3.7, during the three year period prior to the date of this Agreement there has not been, and presently there is no Action pending, or to the Knowledge of Seller, threatened or anticipated (a) against, related to or affecting any of the Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, except in the case of clauses (a) and (b) above, for such Actions which in the aggregate would not have a Material Adverse Effect. Seller is not in Default with respect to or subject to any Court Order applicable to any Asset, and there are no unsatisfied judgments against Seller with respect to any Asset.

3.8 Compliance with Law. Seller has not violated, and has complied in all material respects with all Laws and Court Orders relating to the ownership of the Assets, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Laws or Court Orders, and Seller is not aware of any existing circumstances which would result in violations of any of the foregoing.

3.9 No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.10 Intellectual Property Rights.

(a) General. Schedule 3.10(a) sets forth with respect to the Intellectual Property Rights owned by Seller which are exclusively related to the Products and specifically listed in Schedule 1.1(c): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each registered mask work, the registration number and date of registration, for each among country, province and state; and (v) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered (collectively, the “Registered Seller IP”). True and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Registered Seller IP have been provided or made available to Buyer. In addition, Schedule 3.10(a) includes a list of all Software, except for standard off-the-shelf Software commercially available on standard terms from third party vendors, incorporated in, provided with or otherwise necessary to use, support and maintain the Products, including all Software that Seller provides or makes available to its customers of the Products. Schedule 3.10(a) also lists all of Seller’s in-licenses of Technology or Intellectual Property Rights incorporated or embodied in the Products.

(b) Sufficiency. The Intellectual Property Rights and Technology (i) which are owned or licensed in by Seller and which are being acquired by Buyer pursuant to this Agreement and the transactions contemplated hereby or (ii) which are being licensed to Buyer from Seller under the Cross-License Agreement (collectively (i) and (ii), the “Product IP”) constitute all Intellectual Property Rights and Technology exclusively related to the Products or necessary for the production, use, offer for sale or sale of the Products. Seller has not assigned, sold or otherwise transferred ownership of or the right to use any of its Intellectual Property Rights or Technology used in the Products.

(c) Ownership. Seller (i) owns all right, title and interest in and to the Product IP purported to be owned by Seller, free and clear of any liens, claims or encumbrances other than Permitted Encumbrances; or (ii) has the right or license to use, without future payment to any other Person, all other Product IP to be provided to Buyer and such Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of Seller by reason of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the Product IP owned by Seller has been: (A) developed by employees of Seller within the scope of their employment; (B) developed by independent contractors who have assigned their rights to Seller pursuant to enforceable written agreements; or (C) otherwise acquired by Seller from a third party who has assigned all its Intellectual Property Rights and ownership of all such Technology to Seller. Neither Seller nor any of its current or former officers or employees, agents, consultants or contractors has any patents, trademarks, trade names, service marks or copyrights issued or patent, trademark, trade name, service mark or copyrights applications pending for any invention of any kind now used or needed by Seller for the Products as presently constituted, in each case which have not been assigned to Seller with such assignment duly recorded in the applicable Governmental Authority.

(d) Absence of Claims; Non-infringement. No Actions have been instituted or are pending against Seller, or, to the Knowledge of Seller, are threatened, that challenge the right of Seller with respect to the use or ownership of the Product IP owned by Seller. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity, or enforceability of any of the Registered Seller IP is being or has been contested or challenged. To the Knowledge of Seller, Seller’s present use of Product IP owned by Seller does not infringe upon or misappropriate, breach or otherwise conflict with the rights of any other Person anywhere in the world. Seller has not received any notice alleging, and otherwise has no Knowledge of (i) the invalidity of or any limitation on Seller’s right to use any of the Product IP owned by Seller or (ii) the alleged infringement or misappropriation of any Intellectual Property Rights of others by Seller in connection with the Products. Except as set forth in Schedule 3.10(d), the Product IP owned by Seller is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of Seller with respect thereto.

(e) Licenses to Third Parties. Schedule 3.10(e) lists all Contracts pursuant to which Seller has granted any third Person a license under or interest in any Product IP owned by Seller, including, but not limited to, any cross-license agreement under which Seller has agreed not to sue such third Person for infringement of any Seller patent included in the Registered Seller IP. Except as set forth in Schedule 3.10(e), Seller is not bound by, and no Registered Seller IP are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any of such Registered Seller IP anywhere in the world where those Intellectual Property Rights have been secured or are recognized. Without limiting the foregoing, Seller has not granted any exclusive licenses to the Product IP owned by Seller.

(f) Protection of Intellectual Property Rights.

(i) All of the registrations and pending applications to governmental or regulatory authorities with respect to the Registered Seller IP have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and Seller has taken reasonable commercial actions to maintain their validity and effectiveness. Schedule 3.10(f)(i) lists all actions that must be taken by Seller within sixty (60) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Seller IP. In each case in which Seller has acquired ownership of any Intellectual Property Rights, which are being acquired by Buyer pursuant to this Agreement and the transactions contemplated hereby, from any third Person, Seller has to the Knowledge of Seller obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property Rights. To the Knowledge of Seller, Seller has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any currently pending or granted application for any Registered Seller IP that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise materially, adversely affect the validity or enforceability of any such Registered Seller IP.

(ii) Seller has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and non-disclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to Seller and primarily or exclusively related to the Products. Without limiting the foregoing, except as set forth in Schedule 3.10(f)(ii), (A) there has been no misappropriation of any material trade secrets used exclusively in connection with the Products by any Person, (B) to the Knowledge of Seller, no employee or independent contractor of Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent in connection with the Products; and (C) to the Knowledge of Seller, no employee or independent contractor of Seller is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Product IP owned by Seller and being acquired by Buyer pursuant to this Agreement and the transactions contemplated hereby. No funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Product IP owned by Seller being acquired by Buyer pursuant to this Agreement and the transactions contemplated hereby.

(g) Participation in Standards Bodies. Seller has not made any submission, and is not subject to any agreement with, any standards bodies or other entities that would obligate Seller to grant licenses to any Product IP owned by Seller.

(h) Software; Escrow. To Seller’s Knowledge, any Software incorporated in Seller’s Products substantially performs in all material respects free of any viruses, worms, trojan horses, errors or programming errors substantially affecting its functionality. Seller has not entered into any agreement requiring Seller to place the aforementioned Software source code or any other Product IP owned by Seller in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(i) Export Control. Seller has obtained all approvals necessary for any exports by Seller of the Products, including Software associated therewith, outside the United States in accordance with all applicable United States export control regulations, and importing such Products and Software into any country in which those Products and Software have been or are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect as it relates to such Products and Software exported by Seller.

3.11 Employee Benefits; ERISA.

(a) Schedule 3.11(a) sets forth a true and complete list of: (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and Benefit Arrangements maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by Seller or any affiliate of Seller on behalf of any Transferred Employee or their dependents, spouses, or beneficiaries and (ii) other than individual employment agreements or offer letters executed in substantially Seller’s (or its applicable affiliate’s) form of employment agreement or offer letter, all contracts with any Transferred Employee, including any employment, termination, severance, retention, non-competition, compensation or change in control arrangements or any arrangement relating to a sale of the Products (each a “Seller Plan”).

(b) None of Seller, any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly with respect to (i) any plan subject to Section 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covered or has covered any Product Employee or former Product Employee; or (ii) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA). Seller has no Liability under, is not subject to any lien relating to, and has never maintained, contributed to or been required to contribute to, any plan under Title IV of ERISA or Section 412 or 430 of the Code.

(c) Except as set forth on Schedule 3.11(c), (i) none of the Seller Plans obligates Seller or any of its affiliates to pay any separation, severance, termination or similar benefit or will result in any increased payment becoming due to any Product Employee solely as a result of the transactions contemplated by this Agreement and (ii) no Product Employee is eligible for short-term or long-term disability insurance benefits as of the Closing Date.

(d) All Product Employees have the legal right to perform services for Seller and its affiliates without condition in accordance with local immigration, work permit and similar applicable Laws.

3.12 Tax Matters. All Taxes imposed on the Assets have been timely paid. There are no Encumbrances for Taxes upon the Assets. There are no Actions relating to Taxes pending or threatened in writing against Seller which would reasonably be expected to give rise to an Encumbrance upon any Asset.

3.13 Inventory. The Inventory was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. Except as set forth on Schedule 3.13, none of such Inventory is obsolete, unusable, damaged, defective, non-conforming with published specifications or unsalable in the ordinary course of business.

3.14 Purchase Commitments. As of the date of this Agreement, there are no claims against Seller to return Products by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the business.

3.15 Customers, Distributors, Suppliers and Vendors. No customer, distributor, supplier or vendor material to the Assets, has canceled or otherwise terminated any Contract with Seller relevant to the Assets prior to the expiration of such Contract’s term, or, to the Knowledge of Seller, has threatened to cancel or otherwise terminate its relationship with Seller or to substantially reduce its sales to or purchases from Seller of any products, equipment, goods or services exclusively related to the Assets.

3.16 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III OR IN THE OTHER ANCILLARY AGREEMENTS (OR ANY CERTIFICATES DELIVERED BY SELLER TO BUYER IN ACCORDANCE WITH THIS AGREEMENT), BUYER ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS, IMPLIED OR STATUTORY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCTS, THE ASSETS, THE ASSUMED LIABILITIES OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON INFRINGEMENT, INCLUDING AS TO (A) THE PHYSICAL CONDITION OR USEFULNESS FOR A PARTICULAR PURPOSE OF THE REAL OR TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS, (B) THE USE OF THE ASSETS BY BUYER AFTER THE CLOSING, IN ANY MANNER OTHER THAN AS USED BY SELLER, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE

OWNERSHIP, USE OR OPERATION OF THE ASSETS BY BUYER AFTER THE CLOSING, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES) OR IN THE OTHER ANCILLARY AGREEMENTS (OR ANY CERTIFICATE DELIVERED BY SELLER TO BUYER IN ACCORDANCE WITH THIS AGREEMENT), ALL ASSETS ARE CONVEYED ON AN “AS IS” AND “WHERE IS” BASIS. EXCEPT FOR LIABILITIES IN RESPECT OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES) OR IN THE OTHER ANCILLARY AGREEMENTS (OR ANY CERTIFICATES DELIVERED BY SELLER TO BUYER IN ACCORDANCE WITH THIS AGREEMENT), NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON FOR ANY INFORMATION PROVIDED TO BUYER OR ITS REPRESENTATIVES RELATING TO THE PRODUCTS, THE ASSETS, THE ASSUMED LIABILITIES OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY INFORMATION, DOCUMENT, OR MATERIAL MADE AVAILABLE TO BUYER OR ITS COUNSEL OR OTHER REPRESENTATIVES IN BUYER’S DUE DILIGENCE REVIEW, INCLUDING IN CERTAIN “DATA ROOMS” (ELECTRONIC OR OTHERWISE) OR MANAGEMENT PRESENTATIONS. THE REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS OF BUYER, AND THE RIGHTS AND REMEDIES THAT MAY BE EXERCISED BY BUYER SHALL NOT BE LIMITED OR OTHERWISE AFFECTED BY OR AS A RESULT OF ANY INFORMATION FURNISHED TO, OR ANY INVESTIGATION MADE BY OR KNOWLEDGE OF, BUYER OR ANY OF ITS REPRESENTATIVES.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be exceptions to the representations and warranties hereunder:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery of the Ancillary Agreements the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No vote or approval of the stockholders of Buyer is required to approve this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, modification or acceleration of any obligation or in a loss of a benefit under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Law or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

4.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened, directly or indirectly involving Buyer (or to Buyer’s knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Buyer’s ability to perform its obligations hereunder or under the Ancillary Agreements, including the assumption of the Assumed Liabilities, that would affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements, or prevent or delay the consummation of the Acquisition.

4.5 Consents and Approvals. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or permit from, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.6 Financing. Buyer has sufficient available funds to pay, in cash, the Cash Closing Payment and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate the Acquisition at the Closing. Upon the consummation of the Acquisition, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired.

4.7 No Brokers. Neither Buyer nor any of its respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.8 Financial Statements. The Buyer Financial Statements (a) are in accordance with the books and records of Buyer, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of Buyer as of the date thereof and the consolidated results of operations and changes in cash flows for the period then ended. The Buyer Financial Statements have been examined by PricewaterhouseCoopers LLP, independent certified public accountants, whose report thereon is included with such Buyer Financial Statements. At the date of the Buyer Financial Statements, there were no Liabilities of Buyer, which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Buyer Financial Statements or the notes thereto, which are not set forth or reserved for in the Buyer Financial Statements or the notes thereto.

ARTICLE V.

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

5.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Assumed Contracts; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the material terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any Laws, (iii) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by Governmental Authorities, and (iv) to fulfill all conditions to this Agreement.

5.2 Notification of Certain Matters. From the date hereof through the Closing, each party shall give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of a party, or any of its respective affiliates, or of any of its respective stockholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Exhibit or Schedule hereto; provided, however, that such disclosure shall not be deemed to limit or otherwise affect the remedies available hereunder to the other party.

5.3 Investigation by Buyer; Confidentiality. From the date of this Agreement until the Closing, Seller shall, and shall cause its officers, directors, employees, accountants, counsel, and other Representatives of it and its affiliates to, afford the Representatives of Buyer and its affiliates access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller concerning the Assets, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller, shall comply with the reasonable security and insurance requirements of Seller, shall be at Buyer’s sole risk and expense and in no event shall Seller be obligated to provide any access or information if Seller determines in good faith after consultation with its outside counsel that providing such access or information may violate any applicable Law or cause Seller to breach a confidentiality or other obligation to which it is bound under any Contract existing on the date of this Agreement or jeopardize any recognized remedy available to Seller. Buyer and Seller expressly acknowledge and agree that this Agreement and the Ancillary Agreements and their respective terms and all information, whether written or oral, furnished by either party to the other party or any affiliate of such other party in connection with the negotiation of this Agreement and the Ancillary Agreements shall be treated as “confidential information” and “Proprietary Information” (as such terms are defined in the Mutual Confidentiality Agreement) under the Mutual Confidentiality Agreement.

5.4 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement and the Ancillary Agreements, or as consented to by Buyer in writing, use commercially reasonable efforts to use, license, lease and operate the Assets and the Products (including, without limitation, maintenance of supplier and customer relationships and maintenance and protection of Product IP owned by Seller) in the ordinary course of business and in accordance with past practice and will not take any action in breach of this Agreement or that would prevent consummation of the Closing (it being understood that nothing in this Section 5.4 shall in any way limit Seller’s operation of the Retained Business). Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement and the Ancillary Agreements and subject to applicable Law or as consented to by Buyer in writing, do any of the following with respect to the Assets or the Products:

(a) enter into any Contract or extend, materially modify, terminate or renew any Contract (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect the terms of any Contact, except in the ordinary course of business;

(b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or suffer to exist any Encumbrance (other than Permitted Encumbrances) on, or grant any license with respect to, any of the Assets, or any interests therein, except in the ordinary course of business or Permitted Encumbrances and, without limiting the generality of the foregoing, Seller will produce, maintain and sell inventory consistent with its past practices;

(c) incur any Assumed Liability for long-term interest bearing indebtedness, guarantee the obligations of others with respect to the Assets, or, except in the ordinary course of business, indemnify others with respect to the Assets or enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Products or any financial institution, leasing company or similar business that permits recourse to Buyer which would constitute an Assumed Liability;

(d) willingly allow or permit to be done, any act by which any insurance policy pertaining to the Assets may be suspended, impaired or canceled;

(e) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge in a timely manner any Assumed Liabilities with respect to the Assets, except in the ordinary course of business and consistent with past practice;

(f) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(g) to the extent such action would reasonably be expected to materially and adversely affect the Assets, make or change any election with respect to Taxes or settle or compromise any Action relating to Taxes;

(h) fail to comply in any material respect with all Laws applicable to the Assets;

(i) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

(j) fail to use commercially reasonable efforts to maintain existing relationships with suppliers, customers and others exclusively relating to the Assets;

(k) fail to pay any material maintenance and related fees or to take any other material actions required to maintain the validity and effectiveness of the Assets;

(l) except as mutually agreed by Buyer and Seller grant any allowances with respect to or reduce or discount any prices of Products outside the ordinary course of business;

(m) artificially increase Accounts Receivable with respect to the Products inconsistent with past practice as a result of the pendency of the Acquisition; or

(n) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

5.5 Employee Matters. Buyer may extend offers of employment to no more than seven (7) Product Employees, such employees to be mutually acceptable to Seller and Buyer and named on Schedule 5.5 (such Product Employees who accept Buyer’s offers of employment are referred to herein as the “Transferred Employees”). Seller shall provide Buyer with reasonable access to meet with and interview such Product Employees during normal business hours, provided that such access shall not unduly interfere with the operation of the business of Seller and its affiliates prior to the Closing. Immediately prior to the Closing, each Transferred Employee that, with Buyer’s approval, has agreed to accept an offer of employment from Buyer, shall resign effective immediately after the Closing. Seller or its affiliates shall pay to such Transferred Employees all compensation, bonus and other amounts due and payable to such Transferred Employees in connection with such terminations of employment with Seller or its affiliates in accordance with Seller’s or any of its affiliate’s regular employment policies and practices. Seller or its affiliates shall pay to such Transferred Employees any additional amounts owed to such Transferred Employees pursuant to a Seller Plan when such amounts become due and payable, to the extent that such amounts constitute Excluded Liabilities. To the extent permitted by Buyer’s benefit plans, the employee benefit plans of Buyer in which the Transferred Employees, if any, are eligible to participate shall take into account, for purposes of eligibility, waiting periods, and pre-existing periods, the service of such Transferred Employees with Seller as if such service were with Buyer.

5.6 Non-Solicitation.

(a) Except as set forth in Section 5.5, Buyer agrees that for a period of twelve (12) months from and after the Closing Date it shall not, and it shall cause its subsidiaries not to (and shall not encourage or assist any of its affiliates to), without the prior written consent of Seller, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Seller or any of its Subsidiaries) (i) any Product Employee or (ii) any Person employed by Seller or any of its Subsidiaries who became known to or was identified to Buyer or any of its affiliates in connection with the transactions contemplated by this Agreement prior to the Closing, unless such Person ceased to be an employee of Seller or any of its Subsidiaries prior to such action by Buyer or any of its subsidiaries, or, in the case of such Person’s voluntary termination of employment with Seller or any of its Subsidiaries, at least three (3) months prior to such action by Buyer or any of its subsidiaries.

(b) Seller agrees that for a period of twelve (12) months from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to (and shall not encourage or assist any of its affiliates to), without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) (i) any Transferred Employee or (ii) any Person employed by Buyer or any of its subsidiaries who became known to or was identified to Seller or any of its affiliates in connection with the transactions contemplated by this Agreement prior to the Closing, unless such Person ceased to be an employee of Buyer or any of its subsidiaries prior to such action by Seller or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with Buyer or any of its subsidiaries, at least three (3) months prior to such action by Seller or any of its Subsidiaries.

(c) Notwithstanding the foregoing, the restrictions set forth in Section 5.6(a) and Section 5.6(b) shall not apply to bona fide public advertisements for employment placed by any party and not specifically targeted at the employees of any other party.

5.7 Tax Matters.

(a) Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(b) Allocation of Property Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the remainder of such Taxes for the Straddle Period shall be allocable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes relating to the Assets for a Straddle Period, Buyer, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.7(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 5.7(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

5.8 Withholding Exemption. Seller shall deliver to Buyer at the Closing a certificate of non-foreign status conforming to the requirements of Treasury Regulations Section 1.1445-2(b).

5.9 Litigation Support. In the event and for so long as either Buyer or Seller is actively contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving or relating to any of the Assets, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

5.10 HSR Act.

(a) If required pursuant to applicable Law, each party shall file as soon as practicable, and in any event no later than ten (10) business days after the date of this Agreement a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Each party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation. Each party shall (i) promptly notify the other party of any communication to that party or its affiliates from any Governmental Authority with respect to such filings and, subject to applicable Law, permit the other party or the other party’s counsel to review in advance any proposed written communication with respect thereto to any of the foregoing; (ii) not participate, or permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; (iii) with the exception of business documents deemed confidential by Buyer (including documents submitted as attachments to Buyer’s Notification and Report Form under the HSR Act), furnish Seller with copies of all correspondence, filings and communication (and memoranda setting forth the substance thereof) between Buyer (its affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby; and (iv) with the exception of business documents deemed confidential by Seller, furnish Buyer with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) between Seller (its affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Seller and Buyer shall pay 50% of the filing fee payable on submission of the required notification under the HSR Act.

(b) In furtherance and not in limitation of the other covenants of the parties contained herein, Buyer and Seller shall each use its reasonable best efforts to remedy any material competition concerns raised by any Governmental Authority or other Person with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging or seeking to prevent or prohibit the sale and purchase of the Assets or the transactions contemplated by this Agreement and the Ancillary Agreements under any legal theory, Buyer and Seller shall each cooperate and use their reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Court Order that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that Buyer shall not be required to (i) license, divest, dispose of or hold separate or take any similar actions with respect to any assets or businesses of Buyer or Seller or their affiliates or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any of such assets or businesses, (ii) pay more than de minimis amounts in any settlement or in connection with seeking or obtaining such consents, approvals or authorizations, whether to any Governmental Authority or other Person (other than the HSR filing fees referenced above), or (iii) commence any litigation with respect thereto. In responding to any competition concerns raised by any Governmental Authority or other Person, or in responding to any Action challenging the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer and Seller shall cooperate in retaining such economist(s) and/or other consultant(s) which they shall mutually determine to be reasonably necessary in fulfilling their obligations under this Section 5.10(b). In such case as Seller and Buyer cannot agree on such economist(s) and/or other consultant(s) to be retained, Buyer shall make the determination as to which, if any, economist(s) and/or other consultant(s) to retain, consistent with its obligations hereunder. Each of Seller and Buyer shall pay 50% of the cost of such economist(s) and or other consultant(s). Seller and Buyer shall each be responsible for their own legal fees in connection with any Action challenging the transactions contemplated by this Agreement.

5.11 Performance by Affiliates. To the extent any of Seller’s affiliates own any Assets or are responsible for any Excluded Liabilities, Seller shall cause such affiliate to perform Seller’s obligations hereunder.

5.12 Cross-Licenses. Without limiting either party’s obligations contained in the Non-Competition Agreement, Seller and Buyer shall each grant to the other the license set forth in the Cross-License Agreement.

5.13 Exclusivity. From and after the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 10.1 (the “Exclusivity Period”), Seller (including, without limitation, for this purpose its officers, directors, representatives, affiliates, employees and agents) will not, directly or indirectly, solicit, induce, facilitate, respond to, initiate, engage in or enter into discussions or negotiations with, or encourage, or provide any information to, any Person concerning any sale, exclusive license or other form of disposition of any material Assets (other than sales of Products in the ordinary course of Seller’s business) or any transaction involving the Assets similar to any of the transactions contemplated by this Agreement (an “Acquisition Proposal”). During the Exclusivity Period, neither Seller nor such designated persons will approve, endorse, recommend or sign any contracts or agreements or make any commitments to do or in connection with any of the foregoing. For the purpose of this Section 5.13, any license of material Intellectual Property Rights related to any of the Assets outside the ordinary course of Seller’s operation and ownership of the Assets shall be considered a disposition of the Assets. Seller represents that it is not bound by any Acquisition Proposal other than as contemplated by this Agreement. If Seller or any such designated person receives an Acquisition Proposal or any request for non-public information relating to any Assets, Seller shall promptly notify Buyer of such Acquisition Proposal or request (including, without limitation, the identity of the Person making, and the terms of, such Acquisition Proposal or request).

5.14 Further Assurances; Further Documents.

(a) On and after the date of this Agreement, each of the parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles VI and VII, as applicable to each of them, and (ii) to cause the Acquisition to be consummated.

(b) On and after the Closing Date, each of Buyer and Seller shall, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement, the Ancillary Agreements and the Acquisition.

(c) Without limiting the foregoing, on and after the Closing Date, Seller shall provide to Buyer assistance with respect to the Product IP, and Buyer shall assume responsibilities with respect to the Product IP (including with respect to the preparation and filing of additional instruments, assignments, assurances and other transfer documents and engagement of third parties in connection therewith) as follows: At no additional cost to Buyer, the parties shall use commercially reasonable efforts to complete the recordation with relevant patent authorities in the jurisdiction of the transfer to Buyer of the Product IP, and to execute and file with such authorities all other documents necessary to effect Buyer’s assumption of all prosecution responsibilities with respect to the Product IP, within one (1) year after the Closing Date. For five (5) years after the Closing Date, from and after the Closing Date, Seller shall provide to Buyer, at Buyer’s reasonable request and subject to Buyer’s reimbursement of Seller’s reasonable out-of-pocket costs, additional reasonable assistance as reasonably necessary to enable Buyer to assume and perform such prosecution responsibilities; provided, however, that Buyer shall not be obligated to reimburse Seller’s out-of-pocket costs until such costs reach $5,000. As reasonably requested and required, Seller also shall make available to Buyer any of its employees who are inventors of the Product IP and shall otherwise use reasonable efforts to cooperate with Buyer to enable Buyer to contact any other inventors of the Product IP (e.g., facilitating and assisting with introductions on behalf of Buyer). Notwithstanding the foregoing, Buyer shall be responsible for paying all government recordation fees and any other fees and expenses incurred by Buyer in connection with the transfer of title of the Product IP to Buyer.

(d) For a period of at least three years from and after the date of this Agreement, Seller shall not dispose of any records relating to the Assets, except for tax returns and related tax records that are disposed under Seller’s document retention policies in Seller’s ordinary course of business, without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed.

5.15 Audited Financial Statements. Prior to the Closing, and in any event no later than June 30, 2009, Seller shall prepare financial statements of the Assets acquired by Buyer pursuant to this Agreement in the form and to the extent required to be included by Buyer in Buyer’s filings with the Securities and Exchange Commission, in accordance with Regulation S-X, subject to such modifications to those requirements as the Securities and Exchange Commission may permit, audited by registered independent public accountants (collectively, the “Audited Financial Statements of the Acquired Business”). Each of Seller and Buyer shall pay 50% of the costs, fees or expenses associated with the foregoing.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

6.1 Representations, Warranties and Covenants. Each of the representations and warranties of Buyer contained in this Agreement and the other Ancillary Agreements (which representations and warranties shall be deemed for purposes of this Section 6.1 not to include any qualification or limitation with respect to materiality) shall be true and correct as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representation or warranty to be true and correct has not had a Material Adverse Effect, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

6.2 Regulatory Compliance and Approval. All consents, approvals and waivers from Governmental Authorities necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller. All approvals required under any applicable Laws to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all applicable Laws necessary to consummate the transactions contemplated by this Agreement. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without any action to prohibit or modify the Acquisition having been taken by any Governmental Authority.

6.3 No Actions or Court Orders. No Action by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which would reasonably be expected to damage Buyer or the Assets materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Law or Court Order that makes the purchase and sale of the Assets contemplated hereby illegal or otherwise prohibited.

6.4 Delivery of Cash Consideration. Seller shall have received from Buyer the Cash Closing Payment referred to in Section 2.7.

6.5 Execution and Delivery of Ancillary Agreements. Seller shall have received from Buyer the following Ancillary Agreements, each of which shall be executed and in full force and effect:

(a) the Assignment and Assumption Agreement, in the form attached as Exhibit A (the “Assignment and Assumption Agreement”);

(b) the Assignment of Patents, in the form attached as Exhibit C (the “Assignment of Patents”);

(c) the Cross-License Agreement, in the form attached hereto as Exhibit D (the “Cross-License Agreement”);

(d) the Transition Services Agreement, in the form mutually agreed by Buyer and Seller (the “Transition Services Agreement”);

(e) the Non-Competition Agreement, in the form attached hereto as Exhibit E (the “Non-Competition Agreement”);

(f) the Transitional Supply Agreement, in the form attached hereto as Exhibit F (the “Transitional Supply Agreement”); and

(g) the Promissory Note and the Security Agreement, each in the forms mutually agreed by Buyer and Seller and delivered by Seller to Buyer as of the date hereof.

6.6 Officer’s Certificate. Seller shall have received from Buyer an officer’s certificate, signed by an authorized executive officer of Buyer, stating that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

ARTICLE VII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

7.1 Representations, Warranties and Covenants. Each of the representations and warranties of Seller contained in this Agreement and the other Ancillary Agreements (which representations and warranties shall be deemed for purposes of this Section 7.1 not to include any qualification or limitation with respect to materiality) shall be true and correct as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representation or warranty to be true and correct has not had a Material Adverse Effect, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2 Regulatory Compliance and Approval. All consents, approvals and waivers from Governmental Authorities necessary to the consummation of the transactions contemplated hereby and for the operation of the business relating to the Assets by Buyer shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Buyer. All approvals required under any applicable Laws to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all applicable Laws necessary to consummate the transactions contemplated by this Agreement. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without any action to prohibit or modify the Acquisition having been taken by any Governmental Authority.

7.3 No Actions or Court Orders. No Action by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which would reasonably be expected to damage Buyer or the Assets materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Law or Court Order that makes the purchase and sale of the Assets contemplated hereby illegal or otherwise prohibited.

7.4 Conveyance Documents. Seller shall have executed and delivered each of the following documents so as to effect the transfer and assignment to Buyer (or one or more affiliates of Buyer, as the case may be) of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer’s counsel:

(a) the Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”);

(b) the Assignment and Assumption Agreement, in the form attached as Exhibit A;

(c) the Assignment of Patents, in the form attached as Exhibit C; and

(d) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

7.5 Execution and Delivery of Additional Ancillary Agreements. Buyer shall have received from Seller the following additional Ancillary Agreements, each of which shall be executed and in full force and effect:

(a) the Cross-License Agreement, in the form attached hereto as Exhibit D;

(b) the Transition Services Agreement, in the form mutually agreed by Buyer and Seller;

(c) the Non-Competition Agreement, in the form attached hereto as Exhibit E;

(d) the Transitional Supply Agreement, in the form attached hereto as Exhibit F; and

(e) the Security Agreement, in the form mutually agreed by Buyer and Seller and delivered by Seller to Buyer as of the date hereof.

7.6 Material Adverse Change. There shall not have occurred any Material Adverse Change with respect to the Assets since the date of this Agreement.

7.7 Officer’s Certificate. Buyer shall have received from Seller an officer’s certificate, signed by an authorized executive officer of Seller, stating that the conditions set forth in Section 7.1, Section 7.2 and Section 7.6 have been satisfied.

7.8 Financial Statements. Seller shall have delivered to Buyer the Audited Financial Statements of the Acquired Business contemplated by Section 5.15, in form and substance reasonably acceptable to Buyer.

ARTICLE VIII.

RISK OF LOSS; FURTHER ACTIONS; CONSENTS TO ASSIGNMENT

8.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) business days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within five (5) business days after receipt of Seller’s notice or if there is not five (5) business days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, and the full Purchase Price shall be paid for such Assets or (b) excluding such Assets from this Agreement and the Ancillary Agreements, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

8.2 Further Actions.

(a) Buyer (i) acknowledges that certain of the Assets may inadvertently include or have incorporated into them certain other assets that are not part of the Assets (such as, by way of example only, information or software retained on a computer hard drive); (ii) agrees to promptly convey such other assets to Seller, or dispose of such other assets, each in the manner reasonably requested by the Seller (provided that Buyer and Seller shall jointly share any out-of-pocket cost or expense associated with the foregoing); and (iii) agrees that, without the prior written consent of Seller, neither it nor any of its affiliates will use any of such other assets in any way whatsoever or disclose any information contained in such other assets or use such other assets for the benefit of Buyer or its affiliates or any other third party (other than Seller and its affiliates).

(b) Seller (i) acknowledges that certain Assets may inadvertently not be transferred and delivered as of the Closing Date; (ii) agrees to promptly convey such assets to Buyer in the manner reasonably requested by Buyer (provided that Buyer and Seller shall jointly share any out-of-pocket cost or expense associated with the foregoing); and (iii) agrees that, without the prior written consent of Buyer, neither it nor any of its affiliates will use any of such assets in any way whatsoever or disclose any information contained in such assets or use such assets for the benefit of Seller or its affiliates or any other third party (other than Buyer and its affiliates).

8.3 Consents to Assignment. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment or attempted assignment to Buyer of any Assumed Contract would result in a violation of any applicable Law, or would require any consent or waiver of any Governmental Authority or third party and such consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment, or an attempted assignment thereof if any of the foregoing would constitute a breach of applicable Law, any Contract or the rights of any third party; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such consent or waiver; provided, however, that neither Buyer nor Seller nor any of their respective affiliates shall be obligated to pay any money or other consideration or grant forbearances to any third party therefor.

ARTICLE IX.

ACTIONS BY SELLER AND BUYER

AFTER THE CLOSING

9.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records and information retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records or information for any reasonable business purpose. The party requesting any such Books and Records or information shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Buyer and Seller expressly acknowledge and agree that all information received pursuant to this Section 9.1 shall be treated as “confidential information” and “Proprietary Information” under the Mutual Confidentiality Agreement.

9.2 Survival of Representations, Warranties and Covenants. All of the representations and warranties made by each party in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) twelve (12) months following the Closing. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. All covenants, agreements and obligations required to be performed by each party at or before the Closing, pursuant to this Agreement, shall terminate at the Closing. Except as otherwise provided herein, all post-Closing covenants of Buyer and Seller shall survive until performed.

9.3 Bulk Sales. Buyer and Seller agree that it may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby, and Buyer hereby waives any requirements for compliance with any or all of such laws.

9.4 Post-Closing Pricing of Products. Following the Closing Date, Buyer agrees that Buyer or any of its affiliates will not materially increase the pricing of the Products to customers of the business relating to the Assets who designed-in acquired devices, nor will Buyer or any of its affiliates discontinue such Products without providing appropriate notice to such customers.

9.5 No Set-off. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any right to set-off any damage, claim, loss, cost, liability or expense, including interest, penalties, attorneys’ fees and expenses of investigation, response action, removal action or remedial action under this Article IX against any payments to be made by such party pursuant to this Agreement or any other agreement among the parties.

ARTICLE X.

MISCELLANEOUS

10.1 Termination.

(a) This Agreement may be terminated at any time prior to Closing:

(i) By mutual written consent of Buyer and Seller;

(ii) By Buyer or Seller if the Closing shall not have occurred on or before August 31, 2009; provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 10.1(a) and this provision shall not be available to Seller if (A) Buyer has the right to terminate this Agreement under clause (iii) of this Section 10.1(a) or (B) Seller has failed to comply with Section 5.15 and as a result of such failure to comply the conditions set forth in Section 7.1 would not then be satisfied; provided further, however, that in the event the failure of the Closing to occur on or before August 31, 2009 is caused by the fact that the HSR waiting period has not expired or by reason of a Court Order which prevents the Closing, either Buyer or Seller, as applicable, may extend such date to October 31, 2009.

(iii) By Buyer if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller (and such breach is not waived in writing by Buyer) and as a result of such breach the conditions set forth in Section 7.1 would not then be satisfied and such breach is not cured within thirty (30) days after written notice from Seller of such breach; provided that, Buyer may not terminate this Agreement prior to the Closing if Seller has the right to terminate this Agreement under clause (iv) of this Section 10.1(a);

(iv) By Seller if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer (and such breach is not waived in writing by Seller) and as a result of such breach the conditions set forth in Section 6.1 would not then be satisfied and such breach is not cured within thirty (30) days after written notice from Buyer of such breach; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has the right to terminate this Agreement under clause (iii) of this Section 10.1(a); or

(v) By Buyer or Seller if (i) there shall be a nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of such transactions illegal or improper.

(b) In the Event of Termination. In the event of termination of this Agreement:

(i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(ii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this Section 10.1(b), except for any intentional fraud, intentional misrepresentation or breach of any covenant, representation or warranty under this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that following the date of this Agreement, Buyer may, without such consent, subject to compliance with the Note Documents, assign all or any such rights or obligations to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries or affiliates of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement (provided that no such assignment shall release Buyer from any obligation under this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

10.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

If to Seller, addressed to:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: General Counsel

Facsimile No.: (408) 284-2775

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder

Facsimile No.: (650) 463-2600

If to Buyer, addressed to:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Attention: General Counsel

Facsimile No.: (650) 961-1092

With a copy to:

Bingham McCutchen LLP

1900 University Avenue, 4th Fl.

East Palo Alto, CA 94303

Facsimile No.: (650) 849-4609

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.4 Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.5 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and delivery of a signed counterpart by telecopy, telefax or other electronic transmission service will constitute the valid execution and delivery of this Agreement.

10.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

10.9 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

10.10 Public Statements and Press Releases. Unless otherwise required by Law, the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted or pursuant to scheduled earnings releases and scheduled analyst conference calls, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party or its affiliates without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either party such a news release or public announcement is required prior to the Closing Date by Law or the rules or regulations of any stock exchange on which such party’s stock is traded, the party intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other party of the contents of such release or announcement and to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

10.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.12 Disclosure Schedules. Inclusion of any matter or item in the Disclosure Schedules does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Schedules or that such matter or item is otherwise material.

10.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.14 Service of Process. Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under California law.

10.15 Arbitration. Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in Santa Clara, California. The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (“JAMS”) and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller; failing such agreement, the arbitration shall be conducted by three (3) independent arbitrators, one chosen by Seller, one chosen by Buyer and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding; provided, however, if such arbitrators fail to agree on a third arbitrator within twenty (20) calendar days, either Buyer or Seller may make written application to JAMS, San Francisco, California for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have; provided, however, the selection of the JAMS Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under California law to resolve the dispute. The prevailing party’s reasonable attorneys’ fees, costs and expenses shall be borne by the unsuccessful party as determined by the arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration. The parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder; provided, however, the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment). Notwithstanding the foregoing, either party may commence an action in any court of competent jurisdiction and proper venue in order to seek and obtain injunctive or equitable relief or provisional remedies as necessary to preserve and protect such party’s rights under this Agreement.

10.16 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

10.17 Interpretation; Rules of Construction.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive to the fullest extent possible the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.18 Knowledge. Whenever used in this Agreement, “to the Knowledge of Seller,” “to Seller’s Knowledge” or “Known to Seller” or related terms shall mean the actual knowledge of those individuals specifically listed on Schedule 10.18, and the knowledge that such individuals should have obtained after reasonable inquiry in the course of the performance of their duties on behalf of Seller.

10.19 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By	/s/ Ted Tewksbury
Name:	Ted Tewksbury
Its:	President and Chief Executive Officer

NETLOGIC MICROSYSTEMS, INC.

By	/s/ Ron Jankov
Name:	Ron Jankov
Its:	President and Chief Executive Officer

S-1

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (the “License Agreement”) is made this              day of             , 2009 (the “Closing Date”), by and between INTEGRATED DEVICE TECHNOLOGY, INC., a Delaware corporation (“Seller”), and NETLOGIC MICROSYSTEMS, INC., a Delaware corporation (“Buyer”). Terms that are capitalized but not specifically defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of April 30, 2009 (“Purchase Agreement”), pursuant to which Buyer will purchase and assume, and Seller will sell, transfer and assign, the Assets and Assumed Liabilities upon the terms and subject to the conditions specified in the Purchase Agreement; and

WHEREAS, Seller agrees to license to Buyer certain Intellectual Property Rights and Technology retained by Seller to enable Buyer to exploit the Assets on and after the Closing Date and on the terms set forth herein;

WHEREAS, Buyer agrees to license back to Seller the Intellectual Property Rights and Technology acquired by Buyer under the Purchase Agreement to enable Seller to continue conducting the Retained Business, subject to Seller’s non-competition obligations under the Non-Competition Agreement on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, it is agreed by and between the parties as follows:

1.	DEFINITIONS

1.1 “Affiliate” shall have the meaning assigned to the term “affiliate” in the Purchase Agreement.

1.2 “Confidential Information” means any and all technical and non-technical information either party provides the other hereunder that is marked or otherwise identified at the time of disclosure as confidential or proprietary, including trade secrets, know-how, firmware, designs, schematics, techniques, software code, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form. Notwithstanding the foregoing, after the Closing Date, (i) all Transferred Technology shall be deemed the Confidential Information of Buyer, not of Seller, and (ii) all Retained Technology shall be deemed the Confidential Information of Seller, not of Buyer.

1.3 “Improvements” means any improvements, enhancements, alteration, or modifications to a Product whether or not patentable or copyrightable that do not substantially change the overall function of the Product.

1.4 “Products” shall have the meaning set forth in the Purchase Agreement, and any Improvements thereof.

1.5 “Retained IP” means all Intellectual Property Rights other than trademark rights that (a) Seller owns as of the Closing Date (after the assignment of the Assets to Buyer as set forth in the Purchase Agreement), and (b) are used in the development, manufacture, importation, reproduction, distribution, modification, adaptation, display, performance, use, offer for sale or sale of the Products prior to or as of the Closing Date.

1.6 “Retained Technology” means all Seller Technology that (a) Seller owns as of the Closing Date (after the assignment of the Assets to Buyer as set forth in the Purchase Agreement), and (b) is used in the development, manufacture, importation, reproduction, distribution, modification, adaptation, display, performance, use offer for sale or sale of the Products prior to or as of the Closing Date.

1.7 “Third Party Intellectual Property Rights” means Intellectual Property Rights owned by a third party that is used with or necessary to the exploitation of the Assets as of the Closing Date.

1.8 “Third Party Technology” means Technology owned by a third party that is used with or necessary to the exploitation of the Assets as of the Closing Date.

1.9 “Transferred IP” means the Intellectual Property Rights (other than trademark rights) transferred to Buyer pursuant to the Purchase Agreement.

1.10 “Transferred Technology” means the Technology transferred to Buyer pursuant to the Purchase Agreement.

2.	LICENSE GRANTS; OWNERSHIP.

2.1 License Grants to Buyer.

(a) Subject to the terms and conditions of this License Agreement, Seller grants to Buyer and Buyer’s Affiliates a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-transferable (except as set forth in Section 7.11 hereof) license, without right of sublicense (except as set forth in Sections 2.1(c) and 7.11) under the Retained IP and to the Retained Technology to make, have made, use, sell, offer for sale, and import Products and to reproduce, make derivative works of (to the extent that such qualify as Improvements), and distribute the software incorporated in the Products.

(b) To the extent that Seller has the right to grant sublicenses under and to any Third Party Technology or to any Third Party Intellectual Property Rights, so long as Seller would have no requirement to pay additional compensation to a Third Party to grant sublicenses to Buyer, and where Third Party Intellectual Property Rights apply to the Assets or where such Third Party Technology is used by Seller in connection with the Assets as of the Closing Date, Seller hereby grants Buyer a sublicense under such Third Party Intellectual Property Rights or to such Third Party Technology, subject to the limitations and restrictions set forth in the relevant license agreements between Seller and any applicable licensor; provided, however, that Buyer shall be bound by such limitations and restrictions and shall indemnify Seller from and against any liabilities, losses, damages, claims or expenses (including reasonable attorneys’ fees) resulting therefrom for any violation or breach of any of such limitations and restrictions by Buyer if and only if, the violation of such limitations and restrictions are not necessary for exploitation of the Assets to at least the same extent as that enjoyed by Seller as of the Closing.

(c) In conjunction with any license, directly or indirectly, to Buyer of any Retained IP or Retained Technology under this License Agreement, Buyer may sublicense some or all of its rights under the Retained IP or Retained Technology to one or more licensees, without accounting to or the payment of any royalties or other consideration to Seller; provided, however, that any such sublicense shall be limited to sublicensee’s right to make, have made, use, sell, offer for sale, and import Products and to reproduce, make derivative works of (to the extent that such qualify as Improvements), and distribute the software incorporated in the Products, and such sublicensee shall not be granted a right to further sublicense any rights under the Retained IP or Retained Technology.

2.2 License Grants to Seller.

(a) Subject to the terms and conditions of this License Agreement, Buyer hereby grants to Seller and Seller’s Affiliates, under the Transferred IP and to the Transferred Technology, an irrevocable, perpetual, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 7.11 hereof) license, without right of sublicense (except as set forth in Section 7.11), to use, make, have made, import, offer for sale and sell only to Buyer the Products specified in the Transitional Supply Agreement.

(b) Subject to the terms and conditions of this License Agreement and to the Non-Competition Agreement, Buyer hereby grants to Seller and Seller’s Affiliates under the Transferred IP and to the Transferred Technology an irrevocable, perpetual, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 7.11 hereof) license, without right of sublicense (except as set forth in Section 7.11), to (i) use, make, have made, use, sell, offer for sale, and import products and to reproduce, make derivative works of (to the extent that such qualify as Improvements), and distribute the software incorporated in the products; and (ii) reproduce, modify, make derivative works of, transmit, distribute, display and perform the Transferred Technology as part of or in connection with the design, development, manufacture, support, and sale of products exclusively owned by Seller.

2.3 Ownership. As between the parties, Buyer shall own all right, title and interest in and to the Transferred Technology and the Transferred IP. As between the parties, Seller shall own all right, title and interest in and to the Retained Technology and the Retained IP.

2.4 Improvements. As between the parties, except for the licenses granted in Section 2.1 and 2.2 above:

(a) Buyer hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to the Retained Technology made by or for Buyer in the exercise of the licenses granted to it hereunder, subject only to the ownership of Seller in the underlying Retained Technology and any Intellectual Property Rights of Seller associated therewith. Buyer shall not have any obligation under this License Agreement to notify Seller of any Improvements made by or for Buyer or to disclose or license any such Improvements to Seller; and

(b) Seller hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Transferred Technology made by or for Seller in the exercise of the licenses granted to it hereunder, subject only to the ownership of Buyer in the underlying Transferred Technology and any Intellectual Property Rights of Buyer associated therewith. Seller shall not have any obligation under this License Agreement to notify Buyer of any Improvements made by or for Seller or to disclose or license any such Improvements to Buyer.

2.5 Sales or Transfers of Technology or Intellectual Property Rights. Each party acknowledges and agrees that it shall not sell, assign or grant exclusive licenses to any Intellectual Property Rights or Technology that it licenses to the other party under this License Agreement without making any such sale, assignment or exclusive license subject to the licenses it grants under this License Agreement.

3.	CONFIDENTIALITY.

3.1 Obligations. The parties hereto expressly acknowledge and agree that all Confidential Information shall be maintained by each party in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party may use or disclose or permit to be used or disclosed any such Confidential Information to any Person, (a) except as may be reasonably required in connection with the performance of this License Agreement by Buyer or Seller, as the case may be, and (b) except as may be reasonably required after the Effective Date (i) by Buyer in connection with the Transferred Technology and the licensed use of the Retained Technology or (ii) by Seller in connection with the licensed use of the Transferred Technology; and (c) except to the parties’ agents, representatives, permitted sublicense or “have made” manufacturers who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality.

3.2 Exceptions. The obligation not to disclose or use Confidential Information under Section 3.1 shall not apply to information that, as of the Closing Date or thereafter, (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Purchase Agreement by the party desiring to treat such information as non-confidential, (b) was or becomes readily available to the party desiring to treat such information as non-confidential on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential on a non-confidential basis from a source other than its own files or personnel or the other party, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 3.2 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this License Agreement; provided, however, that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

3.3 Effect of Termination. Upon the disclosing party’s request, the receiving party will destroy all copies (other than back-up tapes made in the ordinary course) of the disclosing party’s Confidential Information. A receiving party will not withhold any of the disclosing party’s Confidential Information as a means of resolving any dispute. A receiving party will not possess or assert any lien or other right against or to the disclosing party’s Confidential Information.

3.4 Duration. The obligations of the parties set forth in this Section 3 with respect to the protection of Confidential Information shall remain in effect until three (3) years after (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

4.	DISPUTE RESOLUTION

Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this License Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 4.

4.1 Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this License Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a first tier negotiating team comprised of director or general manager level employees of such party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then each party shall select a second tier negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 4.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 4.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

4.2 Failure To Resolve Disputes. If the parties are unable to resolve a Dispute in accordance with the procedures provided in Section 4.1, the parties may seek any remedies to which they may be entitled in accordance with the terms of this License Agreement.

4.3 No License Termination. Each party acknowledges and agrees that its remedy for breach by the other party or exceeding the scope of the licenses granted to it under this License Agreement, or of any other provision hereof, shall be to bring a claim to recover damages, subject to the limits set forth in this License Agreement and/or to bring a claim to seek injunctive relief for activities outside the scope of the applicable license grants, but in no event are the licenses granted under this License Agreement terminable.

5.	LIMITATION OF LIABILITY.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR EXCEEDING OR ANY BREACH OF ANY LICENSE GRANT OR CONFIDENTIALITY OBLIGATION UNDER THIS LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER THE OTHER PARTY HERETO, FOR ANY LOST PROFITS, LOSS OF DATA, EQUIPMENT DOWNTIME OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, OR FOR ANY DAMAGES IN EXCESS OF ONE MILLION DOLLARS ($1,000,000), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS LICENSE AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. Each party represents and warrants to the other party that such party has sufficient rights to grant the licenses such party has granted herein.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT AND SECTION 6.1 OF THIS LICENSE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, AND BOTH PARTIES DISCLAIM ALL WARRANTIES OF ANY KIND REGARDING THE TECHNOLOGY AND THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

7.	MISCELLANEOUS

7.1 Term; Termination. The term of this License Agreement is perpetual, with the licenses surviving as long as the applicable Intellectual Property Rights exist. This Agreement may only be terminated by mutual written agreement of the parties.

7.2 No Implied Licenses. Nothing contained in this License Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this License Agreement. Neither party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided in the Purchase Agreement.

7.3 No Obligation to Provide Technical Assistance. Except as otherwise set forth in the Purchase Agreement or in the Ancillary Agreements, neither party shall be obligated to provide the other party with any technical assistance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.

7.4 No Obligation to Obtain or Maintain Patents, Copyrights or Trademarks. Neither party is obligated to (a) file any patent application or to secure any patent or patent rights, (b) maintain any patent in force, (c) file any copyright registration application or to secure any registered copyright rights, (d) file any trademark application or to secure any trademark rights or (e) maintain any trademark registration in force.

7.5 Infringement Suits. Neither party shall have any obligation under this License Agreement to institute or maintain any action or suit against third parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a third party which challenges or concerns the validity of any of such Intellectual Property Rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any third party.

7.6 Compliance With Law. Each party agrees to comply with all applicable state, local and federal laws related to the performance of their obligations under this License Agreement. Without limiting the foregoing, each party agrees to comply with any applicable export control laws and regulations of the United States.

7.7 No Agency. It is agreed and understood that neither party is the agent, representative or partner of the other and neither party has any authority or power to bind or contract in the name of or to create any liability against the other in any way or for any purpose pursuant to this License Agreement.

7.8 Governing Law. This License Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of California without giving effect to any choice or conflict of law provision or rule. The rights and obligations of the parties under this License Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended.

7.9 Force Majeure. Neither party shall be liable for any failure to perform its obligations under this License Agreement due to a force majeure event during the term of this License Agreement, including but not limited to an act of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, acts of terror, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labor disputes.

7.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

If to Seller:	Integrated Device Technology, Inc.
6024 Silver Creek Valley Road
San Jose, CA 95138
Attn: General Counsel

with a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Christopher Kaufman, Esq.,
Mark Roeder, Esq.
Fax: (650) 463-2600

If to Buyer:	NetLogic Microsystems, Inc.
1875 Charleston Rd.
Mountain View, CA 94043

with a copy to:	Bingham McCutchen LLP
1900 University Avenue, 4th Fl.
East Palo Alto, CA 94303
Facsimile No.: (650) 849-4609

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first business day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third business day following the day on which such notice or communication was mailed.

7.11 Assignment. Neither party may assign or transfer this License Agreement, directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, that either party may assign or transfer this License Agreement to a successor in interest without the other party’s consent upon any reorganization, change of control, merger, acquisition, or sale of all or substantially all of the assets or business of the assigning or transferring party, but to be used by the successor solely in connection with the business sold to the successor and not for any other business. In addition, in the event of a sale of an Affiliate or of any portion of the business of either party that uses the licenses granted under this License Agreement, such party may grant a sublicense to the purchaser of such Affiliate or portion of the business to be used by such purchaser solely in connection with the specific products and Improvements thereto sold to such purchaser and not for any other products or business. This License Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and permitted assigns. Any assignment or transfer in violation of this Section 7.11 shall be null and void from the beginning.

7.12 Severability. If any provision of this License Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License Agreement shall not be affected and shall remain in full force and effect, and Buyer and Seller shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

7.13 Amendment; Waiver; Remedies Cumulative. This License Agreement, including this provision of this License Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this License Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by any party hereto of a breach of any provision of this License Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this License Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.14 Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.14, provided that receipt of copies of such counterparts is confirmed.

7.15 Construction. The headings to the clauses, sub-clauses and parts of this License Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement. The terms “this License Agreement,” “hereof,” “hereunder” and any similar expressions refer to this License Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this License Agreement. As used in this License Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

7.16 Entire Agreement. This License Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Intellectual Property Cross-License Agreement effective as of the Closing Date.

NETLOGIC MICROSYSTEMS, INC.	INTEGRATED DEVICE TECHNOLOGY, INC.

By:	By:

Name:	Name:

Title:	Title:

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”), is made and entered into as of [                    ], 2009, by and between Integrated Device Technology, Inc., a Delaware corporation (“Seller”), and NetLogic Microsystems, Inc., a Delaware corporation (“Buyer”), and is made contemporaneously with the acquisition by Buyer of the Assets pursuant to the Purchase Agreement (as defined below).

RECITALS

A. Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of [                    ], 2009 (including all annexes, exhibits and schedules thereto, and as amended, restated or supplemented from time to time, the “Purchase Agreement”), pursuant to which Buyer is acquiring the Assets from Seller.

B. Seller acknowledges that its execution and delivery of this Agreement is an express condition to the obligations of Buyer to consummate the transactions contemplated by the Purchase Agreement, and, that but for this Agreement, Buyer would not have entered into the Purchase Agreement.

AGREEMENT

NOW THEREFORE, as a material inducement to Buyer to acquire the Assets and to Buyer and its affiliates to perform their respective obligations under the Purchase Agreement and the Ancillary Agreements, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

2. Term. The term of this Agreement (the “Term”) shall commence on the Closing Date and shall expire on the third anniversary of the Closing Date.

3. Covenant Not To Compete. During the Term, neither Seller nor its affiliates (as such term is defined in the Purchase Agreement) shall, unless acting in accordance with Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion), directly or indirectly, for itself or any third party, own, manage, operate, finance or control, or participate in the ownership, management, operation, financing or control of, any entity or enterprise that makes, has made, licenses to make, markets, distributes, sells or offers to sell any Products as defined in the Purchase Agreement (the “Business”), in all counties in the State of California, all other states of the United States of America and all other countries of the world. Seller acknowledges that due to the nature of the Business, Buyer will be harmed if Seller competes with the Business in any location in the world during the Term. Notwithstanding the foregoing, nothing herein shall limit or prevent Seller or its affiliates from making or maintaining passive investments in less than 5% of the outstanding equity securities in any entity listed for trading on a regional or national securities exchange or in the over-the-counter markets that is competitive or substantially similar to the Business. Nothing in this Agreement shall be deemed to restrict the ability of Seller to conduct any business other than the Business as conducted by Seller immediately prior to the Closing.

4. Severability of Provisions. In the event that the provisions of Section 3 should ever be adjudicated by a court of competent jurisdiction to exceed the scope, duration or geographic area limitations permitted by applicable law, the parties agree that such court shall have the power to reduce the scope, duration or geographic area of such provision to the extent necessary to make it valid and enforceable and Section 3 shall be enforceable as so modified.

5. Injunctive Relief. Seller acknowledges that (a) the provisions of Section 3 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of Section 3 could result in irreparable injury to Buyer, the exact amount of which could be difficult to ascertain, and that the remedies at law for any such violation may not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, if Seller violates the provisions of Section 3, in addition to any other remedy that may be available at law or in equity, Buyer may be entitled to seek specific performance and injunctive relief.

6. Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if given in the manner and to the addresses set forth in Section 10.3 of the Purchase Agreement.

7. Confidentiality. Unless otherwise required by law (including, without limitation, securities laws) or the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted, the parties to this Agreement undertake and agree that this Agreement and its terms and all information, whether written or oral, furnished by either party to the other party or any affiliate of such other party in connections with the negotiation of this Agreement, and all legal proceedings concerning the enforcement of this Agreement, will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such legal proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 7, information covered by the confidentiality undertaking in this Section 7 may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

8. Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement (and the exhibits, annexes and schedules attached thereto) constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided.

9. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party except that Buyer may, without such consent, assign all such rights and obligations to a Subsidiary of Buyer, or to a successor-in-interest to Buyer, in each case who assumes all rights, obligations and liabilities of Buyer hereunder.

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10. Attorneys’ Fees. In the event that either party engages the other party in litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and out-of-pocket expenses that may be incurred by the prevailing party from the non-prevailing party.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

12. Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.

[SIGNATURE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:

Name:

Title:

NETLOGIC MICROSYSTEMS, INC.

By:

Name:

Title:

Non-Competition Agreement